AMENDMENT NUMBER THREE TO
EMPLOYMENT AGREEMENT

This AMENDMENT NUMBER THREE TO THE EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into this 17th day of September, 2012 by and among SOUTHERN COMMUNITY FINANCIAL CORPORATION (the “Company”), SOUTHERN COMMUNITY BANK AND TRUST (the “Bank”) and James Hastings (the “Executive”). The effectiveness of this Amendment is subject to the consummation (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger by and among the Company, Capital Bank Financial Corp. (the “Purchaser”) and Winston 23 Corporation (“Merger Sub”), dated March 26, 2012 (the “Merger Agreement”), and if the Closing does not occur because the Merger Agreement is terminated, this Amendment shall not become effective and will be of no force or effect.

WHEREAS, the Executive is currently employed with the Bank under an Employment Agreement dated June 4, 2008, as amended (the “Employment Agreement”), pursuant to which he currently serves as Executive Vice President, Chief Financial Officer of the Company;

WHEREAS, the amendment of the Employment Agreement is required in order to comply with the requirements of Part 359 of the Regulations of the Federal Deposit Insurance Corporation [12 CFR 359], as interpreted by the Federal Deposit Insurance Corporation;

WHEREAS, Section 8.8 of the Employment Agreement provides that the Employment Agreement may be modified by the mutual written consent of the Company, the Bank and the Executive; and

WHEREAS, the parties to the Employment Agreement desire to amend the Employment Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, including the payment of the Merger Consideration (as defined in the Merger Agreement) in connection with the Closing with respect to shares of Company common stock, stock options and restricted stock held by the Executive, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement shall be amended as follows:

1.	Section 5.1 of the Employment Agreement is hereby amended to read as follows:

“5.1 Change in Control Benefits. If the Closing Date occurs during the term of this Employment Agreement, the Executive shall be eligible to receive $200,900.00 (plus any interest that accrues at a rate equal to the annual mid-term applicable federal rate provided for in Section 7872(f)(2)(A) of the Code for the month during which the Closing Date occurs, with such interest to accrue from the date that is six months following the Closing Date through the date that a payment is made to the Executive) (the “Change in Control Payment”), which, subject to the Executive’s execution and non-revocation of a waiver and release in a form acceptable to the Employer within 30 days of the date of the Executive’s termination of employment, shall be payable to the Executive (i) if the Executive’s employment terminates on or prior to the second anniversary of the Closing Date, on the 60th day following the date of termination or (ii) if the Executive’s employment terminates following the second anniversary of the Closing Date, in installments equal to the Base Salary payments paid to the Executive immediately prior to the termination of the Executive’s employment, on each regular payroll date following the date of the Executive’s termination of employment until the Change in Control Payment has been paid to the Executive in full; provided, however, that in the event that the Executive resigns for any reason (other than for the reasons described in the last sentence of this Section 5.1) during the period beginning on the Closing Date and ending on the earlier of (i) the 60th day following the data conversion date (as determined by the Purchaser) and (ii) the date that is six months following the Closing Date (the “Conversion Period”), the Executive shall only receive 62% of the Change in Control Payment; provided, further, however, that in the event that the Executive’s employment is terminated by the Company for Cause at any time following a Change in Control, the Executive shall not receive any portion of the Change in Control Payment. Notwithstanding anything to the contrary set forth in this Section 5.1, if, during the Conversion Period, the Executive resigns his employment due to his being transferred to a work location which is more than 30 miles from his current work location (other than any ordinary business related travel) or if his duties and responsibilities are significantly and materially adversely changed and are no longer reasonably related to his work experience with the Company prior to the Closing Date, such a resignation shall be deemed to be a termination of the Executive’s employment without Cause for the purposes of this Section 5.”

2.	This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

3.    None of the Purchaser, the Company, the Bank nor any of their respective affiliates shall be required to incur any additional compensation expense in connection with this Amendment due to the application of Section 409A of the Internal Revenue Code of 1986, as amended.

4.    The parties to this Amendment have read this Amendment, understand it and voluntarily accept its terms and the parties agree that there shall not be strict interpretation against either party in connection with any review of this Amendment in which interpretation thereof is an issue. The Executive further acknowledges that: (i) this Amendment is executed voluntarily and without any duress or undue influence on the part or behalf of the Company, the Bank or any of their respective affiliates; (ii) this entire Amendment is written in a manner calculated to be understood by him; (iii) he has been advised by the Bank to seek the advice of legal counsel before entering into this Amendment; (iv) the Executive has been provided with a reasonable period of time to consider the terms and conditions of this Amendment; (v) the Executive is fully aware of the legal and binding effect of this Amendment; and (vi) to the extent he executes this Amendment he does so knowingly and voluntarily and only after consulting his attorney or affirmatively waiving his right to consult with his attorney. In addition, the Executive acknowledges and agrees that he has had the assistance of counsel of his choosing in the negotiation of this Amendment, including with respect to tax matters, or he has chosen not to have the assistance of counsel.

5.    This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.

6.    Except as amended hereby, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects by the parties to the Employment Agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first set forth above.

Executive	Southern Community Financial Corporation

/s/ James Hastings	By	/s/ Dr. William Ward, MD

Southern Community Bank and Trust

	By:	/s/ Dr. William Ward, MD